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                                                                   EXHIBIT 3.9.1

               FORM OF CERTIFICATE OF DESIGNATIONS OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
            OPTIONAL AND OTHER SPECIAL RIGHTS OF 14% SERIES A SENIOR
                  EXCHANGEABLE REDEEMABLE PREFERRED SHARES AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
 -------------------------------------------------------------------------------
                         Pursuant to Section 151 of the
                        Delaware General Corporation Law
 -------------------------------------------------------------------------------

         NM Acquisition Corp. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors, on June __, 2000, duly approved and adopted a resolution to read as follows (the "Resolution"):

         RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 14% Series A Senior Exchangeable Redeemable Preferred Shares, par value $.01 per share, with a stated value of $50 per share, in an amount not to exceed 11,700,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

         (a)      Designation.

                  There is hereby created out of the authorized and unissued Preferred Shares of the Corporation a class of Preferred Shares designated as the "14% Series A Senior Exchangeable Redeemable Preferred Shares." The number of shares constituting such class shall not exceed and are referred to as the "Senior Exchangeable Redeemable Preferred Shares." The liquidation preference of the Senior Exchangeable Redeemable Preferred Shares shall be $50 per share. The Senior Exchangeable Redeemable Preferred Shares shall consist of the Original Shares and the Exchange Shares.

         (b)      Ranking.

                  The Senior Exchangeable Redeemable Preferred Shares shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to the Corporation's 7% Series F Convertible Redeemable Preferred Stock, the Corporation's Series C Cumulative Convertible Participating Preferred Stock, the Corporation's Series D Convertible Participating




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                  Preferred Stock, the Series B 6-1/2% Cumulative Convertible
                  Preferred Stock and all classes of common stock of the Company, and to each other class of capital stock or series of preferred stock established after June 3, 1998 by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company(collectively referred to as "Junior Shares"); (ii) on a parity with the Corporation's 13% Series E Senior Redeemable Exchangeable Preferred Stock due 2010 and any class of Capital Stock of the Corporation or series of Preferred Shares of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Senior Exchangeable Redeemable Preferred Shares as to dividends and distributions upon liquidation, winding-up and dissolution (collectively referred to as "Parity Shares"); provided that any such Parity Shares that were not issued in compliance with paragraph (ii)(A) hereof shall be deemed to be Junior Shares and not Parity Shares; and (iii) junior to each class of Capital Stock of the Corporation or series of Preferred Shares of the Corporation hereafter created that has been issued in compliance with paragraph (f)(ii)(B) hereof and the terms of which expressly provide that such class or series will rank senior to the Senior Exchangeable Redeemable Preferred Shares as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Shares").

         (c)      Dividends.

                  (i) (A) Beginning on the Issue Date, the Holders of the outstanding Senior Exchangeable Redeemable Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of dividends on each Senior Exchangeable Redeemable Preferred Share, at a rate per annum equal to 14% of the liquidation preference per share of the Senior Exchangeable Redeemable Preferred Shares, payable quarterly. No interest shall be payable in respect to any dividends that may be in arrears. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from their date of issuance and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Issue Date. Dividends may be paid at the Corporation's option on any Dividend Payment Date occurring on or before February 1, 2002, either in cash or by issuing additional fully paid and nonassessable Senior Exchangeable Redeemable Preferred Shares with an aggregate liquidation preference equal to the amount of such dividends. After February 1, 2002, dividends shall be paid only in cash. Each dividend shall be payable to the Senior Exchangeable Redeemable Preferred Shares held by Holders of record as they appear on the share books of the Corporation



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                            on the Dividend Record Date immediately preceding
                            the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Senior Exchangeable Redeemable Preferred Shares on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Notes in respect of the Senior Exchangeable Redeemable Preferred Shares on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

                            (B) In the event that (1) the Corporation or its successor has not filed the registration statement relating to the Exchange Offer (or, if applicable, the registration statement relating to the shelf registration of the Senior Exchangeable Redeemable Preferred Shares for resale by holders contemplated by the Registration Rights Agreement (the "Resale Registration")) on or before the 45th day after the Issue Date, (2) such registration statement (or, if applicable, the Resale Registration) has not become effective on or before the 120th day after the Issue Date, (3) the Exchange Offer has not been consummated within 30 Business Days following the initial effective date of the registration statement relating to the Exchange Offer or (4) any registration statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (1) through (4), a "Registration Default"), then additional dividends will accrue (in addition to the stated dividends on the Senior Exchangeable Redeemable Preferred Shares) at the rate of 0.25% per annum on the liquidation preference of the Senior Exchangeable Redeemable Preferred Shares for the period from and including the occurrence of the Registration Default until such time as no Registration Default is in effect. Such additional dividends (the "Special Dividends") will be payable quarterly in arrears on each regular Dividend Payment Date in accordance with the provisions of this paragraph (c). For each 90-day period that the Registration Default continues, the per annum rate of such Special Dividends will increase by an additional 0.25%; provided that such rate shall in no event exceed 1.0% per annum in the aggregate. At such time as the Registration Default is no longer in effect, the dividend rate on the Senior Exchangeable Redeemable Preferred Shares shall be the rate stated in paragraph (c)(i)(A) hereof and no further Special Dividends will accrue unless and until another Registration Default shall occur.

                  (ii) All dividends paid with respect to the Senior Exchangeable Redeemable Preferred Shares pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.



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                  (iii)     Nothing herein contained shall in any way or under
                            any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on the Senior Exchangeable Redeemable Preferred Shares at any time.

                  (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any mandatory redemption pursuant to paragraph (e)(ii) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

                  (v) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and, if payable in cash, a sum in cash set apart sufficient for such payment, on the Senior Exchangeable Redeemable Preferred Shares for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Shares. If full dividends are not so paid, all dividends declared upon the Senior Exchangeable Redeemable Preferred Shares and any other Parity Shares shall be declared pro rata so that the amount of dividends declared per share on the Senior Exchangeable Redeemable Preferred Shares and such Parity Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Senior Exchangeable Redeemable Preferred Shares and such Parity Shares bear to each other.

                  (vi) (A) Holders of the Senior Exchangeable Redeemable Preferred Shares shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Shares.

                            (B) No dividends may be paid or set apart for such payment on Junior Shares (except dividends on Junior Shares payable in additional Junior Shares) if full cumulative dividends have not been paid in full on the Senior Exchangeable Redeemable Preferred Shares. So long as any Senior Exchangeable Redeemable Preferred Shares are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Shares or Junior Shares, or any warrants, rights, calls or options to purchase any Parity Shares or Junior Shares, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Shares or Junior Shares or any such warrants, rights, calls or options



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                            unless full cumulative dividends determined in
                            accordance herewith on the Senior Exchangeable Redeemable Preferred Shares have been paid in full.

                  (vii) Dividends payable on the Senior Exchangeable Redeemable Preferred Shares for any period shorter than a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

         (d)      Liquidation Preference.

                  (i) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of affairs of the Corporation, the Holders of Senior Exchangeable Redeemable Preferred Shares then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, an amount in cash equal to the liquidation preference of $50 per Senior Exchangeable Redeemable Preferred Share, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up) before any payment shall be made or any assets distributed to the holders of any of the Junior Shares including, without limitation, common stock of the Corporation. Except as provided in the preceding sentence, Holders of Senior Exchangeable Redeemable Preferred Shares shall not be entitled to any distribution in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding Senior Exchangeable Redeemable Preferred Shares and all Parity Shares, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference, including, without duplication, all accrued and unpaid dividends, to which each is entitled.

                  (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

         (e)      Redemption.

                  (i)       [Intentionally omitted.]



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                  (ii)      Mandatory Redemption. On February 1, 2009, the
                            Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, all of the Senior Exchangeable Redeemable Preferred Shares then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

                  (iii)     Procedures for Redemption.

                            (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Senior Exchangeable Redeemable Preferred Shares pursuant to paragraph (e)(ii) hereof, written notice (each, a "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Senior Exchangeable Redeemable Preferred Shares at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any Senior Exchangeable Redeemable Preferred Shares to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                                   (1)  [Intentionally omitted.];

                                   (2)  The Mandatory Redemption Price;

                                   (3)  The Redemption Date;

                                   (4)  That the Holder is to surrender to the
                                        Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the Senior Exchangeable Redeemable Preferred Shares to be redeemed; and

                                   (5)  That dividends on the Senior
                                        Exchangeable Redeemable Preferred
                                        Shares to be redeemed shall cease to
                                        accumulate on such Redemption Date
                                        unless the Corporation defaults in the
                                        payment of Mandatory Redemption Price.



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                            (B)    Each Holder of Senior Exchangeable Redeemable
                                   Preferred Shares shall surrender the
                                   certificate or certificates representing such Senior Exchangeable Redeemable Preferred Shares to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Mandatory Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

                            (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Senior Exchangeable Redeemable Preferred Shares called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Mandatory Redemption Price, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares called for redemption, then, at the close of business on the day on which such funds are segregated and set apart, the Holders of the shares to be redeemed shall cease to be shareholders of the Corporation and shall be entitled only to receive the Mandatory Redemption Price, without interest.

         (f)      Voting Rights.

                  (i) The Holders of Senior Exchangeable Redeemable Preferred Shares, except as otherwise required under Delaware law or as set forth in paragraphs (ii),
                            (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

                  (ii) (A) So long as any Senior Exchangeable Redeemable Preferred Shares are outstanding, the Corporation shall not authorize or issue any Parity Shares (other than additional Senior Exchangeable Redeemable Preferred Shares issued as dividends on the Senior Exchangeable Redeemable Preferred Shares in accordance with the terms hereof and Exchange Shares) without the affirmative vote or consent of Holders of at least a majority of the then outstanding Senior Exchangeable Redeemable



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                            Preferred Shares, voting or consenting, as the case
                            may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, if after giving effect to the issuance of such Parity Shares, the aggregate liquidation preference of the outstanding Parity Shares (other than (i) the Senior Exchangeable Redeemable Preferred Shares originally issued on the Issue Date, (ii) additional Senior Exchangeable Redeemable Preferred Shares issued as dividends in accordance with the terms hereof on the Senior Exchangeable Redeemable Preferred Shares originally issued on the Issue Date and additional Senior Exchangeable Redeemable Preferred Shares issued as dividends on the Senior Exchangeable Redeemable Preferred Shares in accordance with the terms hereof and (iii) any Exchange Shares) would exceed the sum of (x) $50 million and (y) the aggregate amount of gross proceeds received after the Issue Date and on or prior to the date of issuance of such Parity Shares from the issuance of Qualified Junior Shares.

                     (B) So long as any Senior Exchangeable Redeemable Preferred Shares are outstanding, the Corporation shall not authorize any class of Senior Shares without the affirmative vote or consent of Holders of at least two-thirds of the outstanding Senior Exchangeable Redeemable Preferred Shares, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                     (C) So long as any Senior Exchangeable Redeemable Preferred Shares are outstanding, the Corporation shall not amend, alter or repeal any of the provisions of the Corporation's Certificate of Incorporation (including this Certificate of Designations) or the by-laws of the Corporation so as to affect adversely the specified rights, powers, preferences, privileges or voting rights of the holders of Senior Exchangeable Redeemable Preferred Shares or reduce the time for any notice which the holders of the Senior Exchangeable Redeemable Preferred Shares may be entitled without the affirmative vote or consent of Holders of at least two-thirds of the issued and outstanding Senior Exchangeable Redeemable Preferred Shares, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                     (D) Notwithstanding the foregoing, modifications and amendments of the terms of this Certificate of Designations contained in paragraphs (h) and (l) below may be made by the Corporation with the consent of the Holders of a majority of the outstanding Senior Exchangeable Redeemable Preferred Shares; provided, however, that no such modification or amendment may, without the consent of the Holder of



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                            each outstanding Senior Exchangeable Redeemable
                            Preferred Share affected thereby following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase, modify any Offer to Purchase for the Senior Exchangeable Redeemable Preferred Shares required by paragraph
                            (h) hereof in a manner materially adverse to the holders of outstanding Senior Exchangeable Redeemable Preferred Shares. In addition, the holders of a majority of the outstanding Senior Exchangeable Redeemable Preferred Shares, on behalf of all holders of Senior Exchangeable Redeemable Preferred Shares, may waive compliance by the Corporation with the covenants described below in paragraphs (h) and (l) and may waive any past default under the Certificate of Designations, except a default arising from failure to purchase any Senior Exchangeable Redeemable Preferred Shares tendered pursuant to an Offer to Purchase.

                     (E) Prior to the exchange of Senior Exchangeable Redeemable Preferred Shares for Exchange Notes, the Corporation shall not amend or modify the form of the Indenture for the Exchange Notes as it exists on the Issue Date (the "Indenture") (except as expressly provided therein in respect of amendments that may be made without the consent of Holders of Exchange Notes) without the affirmative vote or consent of Holders of at least a majority of the Senior Exchangeable Redeemable Preferred Shares then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                     (F)    Except as set forth in paragraphs (f)(ii)(A),
                            (f)(ii)(B) and (f)(ii)(C) above, (x) the creation, authorization or issuance of any shares of any Junior Shares, Parity Shares or Senior Shares or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Senior Shares or Parity Shares, shall not require the consent of Holders of Senior Exchangeable Redeemable Preferred Shares and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Senior Exchangeable Redeemable Preferred Shares.

                     (G) Notwithstanding the foregoing, at any time following a Covenant Amendment, the Corporation may, at its election and without the consent of any Holder of Senior Exchangeable Redeemable Preferred Shares, amend the Corporation's Certificate of Incorporation (including this Certificate of Designations) to add provisions making the Senior Exchangeable Redeemable Preferred Shares redeemable at the option of the Corporation (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor) as follows: (x) At any time on or after February 1, 2002, in whole or in part, at the option of the Corporation, at the redemption prices (expressed in percentages of the



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                            liquidation preference thereof) set forth below,
                            plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date), if redeemed during the 12-month period beginning February 1 of each of the years set forth below:


                           Year                                         Percentage
                           -----                                        ----------
                           2002                                           107.00%
                           2003                                           105.25
                           2004                                           103.50
                           2005                                           101.75
                           2006 and thereafter                            100.00

                            In the event of redemption of only a portion of the then outstanding Senior Exchangeable Redeemable Preferred Shares, the Corporation shall effect such redemption on a pro rata basis.

                            (y) Prior to February 1, 2000, in part, in an amount not to exceed 35% of the initial aggregate liquidation preference of the Senior Exchangeable Redeemable Preferred Shares originally issued out of the net cash proceeds of one or more Qualifying Events (other than any Qualifying Event that results in a Change of Control) at a redemption price of 114.0% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption
                            Date); provided, however, that after any such redemption, the aggregate liquidation preference of the Senior Exchangeable Redeemable Preferred Shares outstanding must equal at least 65% of the Senior Exchangeable Redeemable Preferred Shares issued on the Issue Date. Any such redemption shall occur on or prior to 60 days after the receipt by the Corporation of the proceeds of such Qualifying Event.

                  (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding Senior Exchangeable Redeemable Preferred Shares, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless: (A) either
                            (1) the Corporation is the surviving or



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

                            continuing Person or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation, limited liability Corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Senior Exchangeable Redeemable Preferred Shares shall be converted into or exchanged for and shall become shares of Capital Stock of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person, having the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Senior Exchangeable Redeemable Preferred Shares had immediately prior to such transaction; (C) immediately after giving pro forma effect to such transaction, no Voting Rights Triggering Event shall have occurred or be continuing; and (D) the Corporation has delivered to the Transfer Agent prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.

                            For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

                  (iv) (A) If (1) dividends on the Senior Exchangeable Redeemable Preferred Shares are in arrears and unpaid (and, if after February 1, 2002, such dividends are not paid in cash) for six or more Dividend Periods (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem all of the then outstanding Senior Exchangeable Redeemable Preferred Shares on February 1, 2009 or fails otherwise to discharge any redemption obligation with respect to the Senior Exchangeable Redeemable Preferred Shares; (3) the Corporation fails to make an Offer to Purchase (whether pursuant to the terms of paragraph (h)(i) or otherwise) following a Change of Control if such Offer to Purchase is required by paragraph (h) hereof or fails to purchase Senior Exchangeable Redeemable Preferred Shares from Holders who elect to have such shares purchased pursuant to the Offer to Purchase; (4) the

                            Corporation breaches or violates one of the provisions set forth in any paragraphs (f)(iii) or
                            (1) hereof and the breach or violation continues for a period of 30 days or more after the Corporation receives notice thereof specifying the default from the Holders of at least 25% of the Senior Exchangeable Redeemable Preferred Shares then outstanding, or (5) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Debt of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Debt is accelerated, if the aggregate principal amount of such Debt, together with the aggregate principal amount of any other such Debt in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $15,000,000 or more at any time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (1)-(5) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of the Senior Exchangeable Redeemable Preferred Shares, voting together with any outstanding Party Shares separately as a single class, to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors. Each such event described in clauses (1), (2), (3), (4) and (5) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding Senior Exchangeable Redeemable Preferred Shares, voting together with any outstanding Parity Shares separately as a single class, shall have the exclusive right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Senior Exchangeable Redeemable Preferred Shares for any Voting Rights Triggering Event.

                            (B)    The right of the Holders of Senior
                                   Exchangeable Redeemable Preferred Shares to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Senior Exchangeable Redeemable Preferred Shares are paid in full (and, in the case of dividends payable after February 1, 2002, paid in cash) and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the Senior Exchangeable Redeemable Preferred Shares then outstanding, at which time (1) the special right of the Holders of Senior Exchangeable Redeemable Preferred Shares so to vote for the election of directors and (2) the term of office of the directors elected by the Holders of the Senior Exchangeable Redeemable Preferred Shares shall each terminate and the directors elected by the holders of Voting Stock other than the Senior Exchangeable Redeemable Preferred Shares shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Senior Exchangeable Redeemable Preferred Shares pursuant to paragraph
                            (f)(iv)(A) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Senior Exchangeable Redeemable Preferred Shares, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the Senior Exchangeable Redeemable Preferred Shares then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the Holders of Senior Exchangeable Redeemable Preferred Shares, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding Senior Exchangeable Redeemable Preferred Shares may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of shareholders of the Corporation and shall be held at the place for holding the annual meetings of shareholders. Any Holder of Senior Exchangeable Redeemable Preferred Shares so designated shall have, and the Corporation shall provide, access to the lists of shareholders to be called pursuant to the provisions hereof.

                            (C) At any meeting held for the purpose of electing directors at which the Holders of Senior Exchangeable Redeemable Preferred Shares voting together with any outstanding shares of Parity Shares as a separate class shall have the right as described herein to elect directors, the presence in person or by proxy of the Holders of at least a majority of the then outstanding Senior Exchangeable Redeemable Preferred Shares and Parity Shares shall be required to constitute a quorum of such Senior Exchangeable Redeemable Preferred Shares and Parity Shares.

                            (D) Any vacancy occurring in the office of a director elected by the Holders of Senior Exchangeable Redeemable Preferred Shares and Parity Shares may be filled by the remaining directors elected by the Holders of Senior Exchangeable Redeemable Preferred Shares and Parity Shares unless and until such vacancy shall be filled by the Holders of Senior Exchangeable Redeemable Preferred Shares and Parity Shares.

                  (v) In any case in which the Holders of Senior Exchangeable Redeemable Preferred Shares shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Senior Exchangeable Redeemable Preferred Shares entitled to vote with respect to such matter shall be entitled to one vote for each share of Senior Exchangeable Redeemable Preferred Shares held.

         (g)      Exchange.

                  (i) Requirements. The outstanding Senior Exchangeable Redeemable Preferred Shares are exchangeable as a whole but not in part, at the option of the Corporation at any time on any Dividend Payment Date for the Corporation's 14% Senior Subordinated Notes due 2009 (the "Exchange Notes") to be substantially in the form set forth in the Indenture, a copy of which is on file with the secretary of the Corporation and the Transfer Agent, provided that any such exchange may only be made if on or prior to the date of such exchange (A) the Corporation has paid all accumulated dividends on the Senior Exchangeable Redeemable Preferred Shares (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange and (B) immediately after giving effect to such exchange, no Default or Event of Default (as defined in the Indenture) would exist under the Indenture and no default or event of default would exist under the Existing Indenture. The exchange rate shall be $1.00 principal amount of Exchange Notes for each $1.00 of the aggregate liquidation preference of Senior Exchangeable Redeemable Preferred Shares, including, to the extent necessary, Exchange Notes in principal amounts less than $1,000.

                  (ii)      Procedure for Exchange.

                            (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Senior Exchangeable Redeemable Preferred Shares at such

                                   Holder's address as the same appears on the share books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any Senior Exchangeable Redeemable Preferred Shares to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

                                   (1)  The Exchange Date;

                                   (2)  That the Holder is to surrender to the
                                        Corporation, in the manner and at the
                                        place or places designated, his
                                        certificate or certificates
                                        representing the Senior Exchangeable
                                        Redeemable Preferred Shares to be
                                        exchanged;

                                   (3)  That dividends on the Senior
                                        Exchangeable Redeemable Preferred
                                        Shares to be exchanged shall cease to
                                        accrue on such Exchange Date whether or
                                        not certificates for Senior
                                        Exchangeable Redeemable Preferred
                                        Shares are surrendered for exchange on
                                        such Exchange Date unless the
                                        Corporation shall default in the
                                        delivery of Exchange Notes; and

                                   (4)  That interest on the Exchange Notes
                                        shall accrue from the Exchange Date
                                        whether or not certificates for Senior
                                        Exchangeable Redeemable Preferred
                                        Shares are surrendered for exchange on
                                        such Exchange Date.

                            (B) On or before the Exchange Date, each Holder of Senior Exchangeable Redeemable Preferred Shares shall surrender the certificate or certificates representing such Senior Exchangeable Redeemable Preferred Shares, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Notes to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any Senior Exchangeable Redeemable Preferred Shares so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Notes. The Corporation shall pay interest on the Exchange Notes at the rate and on the dates specified therein from the Exchange Date.

                            (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and
                                   (2) all Exchange Notes necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Indenture with irrevocable instructions to authenticate the Exchange Notes necessary for such exchange, then the rights of the Holders of Senior Exchangeable Redeemable Preferred Shares so exchanged as shareholders of the Corporation shall cease (except the right to receive Exchange Notes, an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange
                                   Date), and the Person or Persons entitled to receive the Exchange Notes issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Notes as of the Exchange Date.

                  (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Senior Exchangeable Redeemable Preferred Shares for Exchange Notes if such exchange, or any term or provision of the Indenture or the Exchange Notes, or the performance of the Corporation's obligations under the Indenture or the Exchange Notes, shall materially violate or conflict with any applicable law or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

         (h)      Change of Control.

                  (i) Within 30 days following a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Senior Exchangeable Redeemable Preferred Shares in writing of such occurrence and shall make an Offer to Purchase all of the then outstanding Senior Exchangeable Redeemable Preferred Shares at a purchase price of 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Payment Date to the Payment Date).

                  (ii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Senior Exchangeable Redeemable Preferred Shares in connection with an Offer to Purchase.

                  (iii) On the payment Date the Corporation shall (A) accept for payment the Senior Exchangeable Redeemable Preferred Shares validly tendered pursuant to the Offer to Purchase, (B) pay to the Holders of shares so accepted the purchase price therefor in cash and
                            (C) cancel and retire each
                            surrendered certificate. Unless the Corporation defaults in the payment for the Senior Exchangeable Redeemable Preferred Shares tendered pursuant to the Offer to Purchase, dividends will cease to accrue with respect to the Senior Exchangeable Redeemable Preferred Shares tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Payment Date.

                  (iv) Notwithstanding the foregoing, the Corporation will not repurchase or redeem any Senior Exchangeable Redeemable Preferred Shares pursuant to the provisions of this paragraph prior to the Corporation's repurchase of such Senior Notes as are required to be repurchased pursuant to the Existing Indenture.

         (i)      Conversion or Exchange.

                  The Holders of Senior Exchangeable Redeemable Preferred Shares shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

         (j)      Reissuance of Senior Exchangeable Redeemable Preferred Shares.

                  Senior Exchangeable Redeemable Preferred Shares that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Shares undesignated as to series and may be redesignated and reissued as part of any series of Preferred Shares, including but not limited to reissuance as a stock dividend on the Company's 14% Senior Exchangeable Redeemable Preferred Shares; provided that such reacquired shares shall not otherwise be reissued as Senior Exchangeable Redeemable Preferred Shares.

         (k)      Business Day.

                  If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

         (l)      Certain Additional Provisions.

                  (i) Limitation on Consolidated Debt. The Corporation may not, and may not permit any Restricted Subsidiary of the Corporation to, Incur any Debt unless either (a) the ratio of (i) the aggregate consolidated principal amount of Debt of the Corporation outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to (ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than 5.5 to 1 for such four-quarter periods ending on or prior to December 31, 1999 and 5.0 to 1 for such periods ending thereafter, or (b) the Corporation's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.

                            Notwithstanding the foregoing limitation, the Corporation and any Restricted Subsidiary may Incur the following:

                            (A) Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities in an aggregate principal amount at any one time not to exceed $125 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Bank Credit Agreements and Vendor Financing Facilities of the Corporation and its Restricted Subsidiaries, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of any Bank Credit Agreement so refinanced plus the amount of expenses incurred in connection with such refinancing, does not exceed the aggregate principal amount outstanding or available under all such Bank Credit Agreements and Vendor Financing Facilities of the Corporation and its Restricted Subsidiaries immediately prior to such renewal, extension, refinancing or refunding;

                            (B) Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, provided that the net proceeds of such Purchase Money Debt do not exceed 80% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets;

                            (C)    Debt owed by the Corporation to any
                                   Wholly-Owned Restricted Subsidiary of the
                                   Corporation or Debt owed by a Restricted
                                   Subsidiary of the Corporation to the
                                   Corporation or another Wholly-Owned
                                   Subsidiary of the Corporation; provided, however, that upon either (x) the transfer or other disposition by such Wholly-Owned Restricted Subsidiary or the Corporation of any

                                   Debt so permitted to a Person other than the Corporation or another Wholly-Owned Restricted Subsidiary of the Corporation or
                                   (y) the issuance (other than directors'
                                   qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly-Owned Restricted Subsidiary to a Person other than the Corporation or another such Wholly-Owned Restricted Subsidiary, the provisions of this clause (C) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

                            (D) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") Debt (1) referred to in clause (F) below or (2) Incurred pursuant to the preceding paragraph or clause (B) of this paragraph in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Corporation as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Corporation incurred in connection with such refinancing, provided, however, that, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Corporation (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Corporation) of such Debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Corporation) which is conditioned upon a change substantially similar to the provisions of paragraph (h) above or which is pursuant to provisions substantially similar to the provisions of
                                   Section 1013 of the Existing Indenture as in effect on the Issue Date (whether or not the Existing Notes are outstanding or the Existing Indenture is in effect);

                            (E) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

                            (F)    Debt outstanding at the Issue Date;

                            (G) Subordinated Debt invested by (a) a group of employees of the Corporation, which includes the Chief Executive Officer of the Corporation, who own, directly or indirectly, through an employee stock ownership plan or arrangement, shares of the Corporation's Capital Stock or (b) any other Person that controls the Corporation (i) on the Issue Date or (ii) after a Change of Control, provided that the Corporation is not in default with respect to its obligations under paragraph (h) above;

                            (H) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Corporation or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

                            (I) Debt not otherwise permitted to be incurred pursuant to clauses (A) through (H) above, which, together with any other outstanding Debt Incurred pursuant to this clause (I), has an aggregate principal amount (or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of incurrence) not in excess of $10 million at any time outstanding.

                                   For purposes of determining compliance with this paragraph (l)(i), in the event that an item of Debt meets the criteria of more than one of the types of Debt the Corporation is permitted to Incur pursuant to the foregoing clauses (A) through (I), the Corporation shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause permitting the Debt as so classified. For purposes of determining any particular amount of Debt under this covenant, Guarantees or Liens with respect to letters of credit supporting Debt otherwise included in the determination of a particular amount shall not be included.

                  (ii) Reports. So long as any Senior Exchangeable Redeemable Preferred Shares are outstanding, the Corporation will provide to the holders of Senior Exchangeable Redeemable Preferred Shares, within 15 days after it files them with the Securities and Exchange Commission (or any successor agency performing similar functions), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulation prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Corporation will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the Holders of Senior Exchangeable Redeemable Preferred Shares. (m) Definitions.

                            As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires. Any reference in any of the following terms to any term in or provision of the Existing Indenture shall refer to such term or provision as in effect on the Issue Date and as may be amended in accordance with the terms of the Existing Indenture (whether or not the Existing Notes are outstanding or the Existing Indenture is in effect):

                            "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

                            "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                            "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the specified Person, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly-Owned Restricted Subsidiary of such Person or by such Person to a Wholly-Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary of such Person (other than as permitted by the provisions of Section 1008 of the Existing Indenture or pursuant to a transaction in compliance with Section 801 of the Existing Indenture), (ii) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business (other than as part of a Permitted Investment (as defined in the Existing Indenture)) or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries other than (A) in the ordinary course of business or (B) that constitutes a Restricted Payment (as defined in the Existing Indenture) which is permitted by the provisions of Section 1009 of the Existing Indenture; provided that a transaction described in clause (i), (ii) and (iii) shall constitute an Asset Disposition only if the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more in any 12-month period.

                            "Bank Credit Agreement" means any one or more credit agreements (which may include or consist of revolving credits) between the Corporation or any Restricted Subsidiary of the Corporation and one or more banks or other financial institutions providing financing for the business of the Corporation and its Restricted Subsidiaries. "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Resolution.

                            "Business Day" means each Monday, Tuesday,
                            Wednesday, Thursday and Friday which is not a day on which banking institutions in The Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close.

                            "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

                            "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person. "Change of Control" will be deemed to have occurred at such time as either (a) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto (other than Eagle River, Mr. Craig O. McCaw and their respective Affiliates or an underwriter engaged in a firm commitment underwriting on behalf of the Corporation), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of the Corporation; (b) neither Mr. Craig O. McCaw nor any person designated by him to the Corporation as acting on his behalf shall be a director of the Corporation; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Corporation was proposed by a vote of a majority of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

                            "Change of Control Date" shall have the meaning ascribed to it in paragraph (h)(i) hereof.

                            "Consolidated Capital Ratio" of any Person as of any date means the ratio of (i) the aggregate consolidated principal amount of Debt of such Person then outstanding to (ii) the aggregate consolidated Capital Stock (other than Disqualified Stock) and paid-in capital (other than in respect of Disqualified Stock) of such Person as of such date.

                            "Consolidated Cash Flow Available for Fixed
                            Charges" for any period means the Consolidated Net Income of the Corporation and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Corporation and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Corporation and its Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Corporation and its Restricted Subsidiaries for such period, plus (iv) any non-cash expense related to the issuance to employees of the Corporation or any Restricted Subsidiary of the Corporation of options to purchase Capital Stock of the Corporation or such Restricted Subsidiary, plus (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Corporation (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Corporation) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Corporation or another Restricted Subsidiary of the Corporation to the extent of such restriction.

                            "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of the Corporation and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles. "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (excluding interest income) of the Corporation and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of),
                            (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends of the Corporation and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock dividends of the Corporation and its Restricted Subsidiaries, whether or not declared or paid; (vi) interest on Debt guaranteed by the Corporation and its Restricted Subsidiaries; and (vii) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense.

                            "Consolidated Net Income" for any period means the consolidated net income (or loss) of the Corporation and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (i) the net income (or loss) of any Person acquired by the Corporation or a Restricted Subsidiary of the Corporation in a pooling-of-interests transaction for any period prior to the date of such transaction, (ii) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Corporation except to the extent of the amount of dividends or other distributions actually paid to the Corporation or a Restricted Subsidiary of the Corporation by such Person during such period, (iii) gains or losses on Asset Dispositions by the Corporation or its Restricted Subsidiaries, (iv) all extraordinary gains and extraordinary losses, (v) the cumulative effect of changes in accounting principles, (vi) non-cash gains or losses resulting from fluctuations in currency exchange rates, (vii) any non-cash gain or loss realized on the termination of any employee pension benefit plan and
                            (viii) the tax effect of any of the items described in clauses (i) through (vii) above.

                            "Corporation" means a corporation, association, company, limited liability company, joint-stock company or business trust. "Covenant Amendment" means either (i) the defeasance, extinguishment or amendment of certain covenants of the Existing Indenture that would cause the Senior Exchangeable Redeemable Preferred Shares to be deemed Disqualified Stock (under the Existing Indenture) if the provisions of paragraph (f)(G)(x) and (y) were a part of this Certificate of Designations, and include, but are not limited to, the definition of Disqualified Stock (under the Existing Indenture) or
                            (ii) defeasance or extinguishment of the Existing Indenture in its entirety.

                            "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,
                            (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate and Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Corporation or a Wholly-Owned Restricted Subsidiary of the Corporation) thereof, excluding amounts representative of yield or interest earned on such investment, (c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, (d) any Capital Lease Obligation, shall be determined in accordance with the definition thereof, or (e) any Permitted Interest Rate or Currency Protection Agreement, shall be zero. In no event shall Debt include any liability for taxes.

                            "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to February 1, 2009; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Corporation to repurchase or redeem such Preferred Stock upon the occurrence of a Change of Control occurring prior to February 1, 2009 shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions contained in paragraph (h) hereof and such Preferred Stock specifically provides that the Corporation will not repurchase or redeem any such stock pursuant to such provisions prior to the Corporation's repurchase of such Senior Exchangeable Redeemable Preferred Shares as are required to be purchased pursuant to paragraph (h) hereof.

                            "Dividend Payment Date" means February 1, May 1, August 1 and November 1, of each year.

                            "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

                            "Dividend Record Date" means January 15, April 15, July 15 and October 15 of each year.

                            "Eagle River" means Eagle River Investments, L.L.C., a limited liability company formed under the laws of the State of Delaware.

                            "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

                            "Exchange Date" means the date on which Senior Exchangeable Redeemable Preferred Shares are exchanged by the Corporation for Exchange Notes.

                            "Exchange Notes" shall have the meaning ascribed to it in paragraph (g)(i) hereof.

                            "Exchange Notice" shall have the meaning ascribed to it in paragraph (g)(ii) hereof.

                            "Exchange Offer" means the exchange offer contemplated by the Registration Rights Agreement.

                            "Exchange Shares" means any Senior Exchangeable Redeemable Preferred Shares issued in exchange for an Original Share or Original Shares pursuant to the Exchange Offer or otherwise registered under the Securities Act and any Senior Exchangeable Redeemable Preferred Shares with respect to which the next preceding Predecessor Shares of such Senior Exchangeable Redeemable Preferred Shares was an Exchange Share, and their Successor Shares.

                            "Existing Notes" means the Corporation's
                            $350,000,000 aggregate principal amount of 12 1/2% Senior Notes due April 15, 2006, as the same may be modified or amended from time to time. "Existing Indenture" means the Indenture governing the Existing Notes as such Indenture may be amended or supplemented from time to time in accordance with the terms thereof.

                            "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; and provided, further, that the incurrence by a Restricted Subsidiary of the Corporation of a lien permitted under clause
                            (iv) of the second paragraph of Section 1011 of the Existing Indenture shall not be deemed to constitute a Guarantee by such Restricted Subsidiary of any Purchase Money Debt of the Corporation secured thereby.

                            "Holder" means a holder of Senior Exchangeable Redeemable Preferred Shares as reflected in the share books of the Corporation.

                            "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume,

                            Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt; provided, further, however, that the Corporation may elect to treat all or any portion of revolving credit debt of the Corporation or a Subsidiary as being incurred from and after any date beginning the date the revolving credit commitment is extended to the Corporation or a Subsidiary, by furnishing notice thereof to the Transfer Agent, and any borrowings or reborrowings by the Corporation or a Subsidiary under such commitment up to the amount of such commitment designated by the Corporation as Incurred shall not be deemed to be new Incurrences of Debt by the Corporation or such Subsidiary.

                            "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.

                            "Initial Purchaser" means Merrill Lynch, Pierce, Fenner & Smith Incorporated or Toronto Dominion Securities (USA) Inc.

                            "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

                            "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of the Corporation or any of its Restricted Subsidiaries in the ordinary course of business, accounts receivable and other commercially reasonable extensions of trade credit.

                            "Issue Date" means the date of original issuance of the Senior Exchangeable Redeemable Preferred Shares.

                            "Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses as to which the Corporation (directly or through one or more Restricted Subsidiaries) exercises managerial control and in which the Corporation owns (i) a 50% or greater interest, or (ii) a 40% or greater interest, together with options or other contractual rights, exercisable not more than seven years after the Corporation's initial Investment in such Joint Venture, to increase its interest to not less than 50%.

                            "Junior Shares" shall have the meaning ascribed to it in paragraph (b) hereof.

                            "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

                            "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (e)(ii) hereof.

                            "Offer to Purchase" means a written offer (the "Offer") sent by the Corporation by first class mail, postage prepaid, to each Holder at his address appearing in the records of the Corporation on the date of the Offer offering to purchase any and all of the Senior Exchangeable Redeemable Preferred Shares at the purchase price specified in such Offer (as determined pursuant to this Certificate of Designations). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Payment Date") for purchase of Senior Exchangeable Redeemable Preferred Shares within five Business Days after the Expiration Date. The Corporation shall notify the Transfer Agent at least 15 Business Days (or such shorter period as is acceptable to the Transfer Agent) prior to the mailing of the Offer of the Corporation's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Corporation or, at the Corporation's request, by the Transfer Agent in the name and at the expense of the Corporation. The Offer shall contain information concerning the business of the Corporation and its Subsidiaries which the Corporation in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Securities and Exchange Commission or provided to the Transfer Agent pursuant to this Certificate of Designations (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Corporation's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Corporation to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Corporation to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holders to tender Senior Exchangeable Redeemable Preferred Shares pursuant to the Offer to Purchase. The Offer shall also state:

                            (a)    the paragraph of this Certificate of
                                   Designations pursuant to which the Offer to Purchase is being made;

                            (b)    the Expiration Date and the Payment Date;

                            (c)    the purchase price to be paid by the
                                   Corporation for each Senior Exchangeable
                                   Redeemable Preferred Shares accepted for payment (as specified pursuant to this Certificate of Designations) (the "Purchase Price");

                            (d) that the Holder may tender all or any portion of the Senior Exchangeable Redeemable Preferred Shares registered in the name of such Holder;

                            (e) the place or places where Senior Exchangeable Redeemable Preferred Shares are to be surrendered for tender pursuant to the Offer to Purchase;

                            (f) that dividends on any Senior Exchangeable Redeemable Preferred Share not tendered or tendered but not purchased by the Corporation pursuant to the Offer to Purchase will continue to accrue;

                            (g) that on the Payment Date the Purchase Price will become due and payable upon each Senior Exchangeable Redeemable Preferred Share being accepted for payment pursuant to the Offer to Purchase and that dividends thereon shall cease to accrue on and after the Purchase Date;

                            (h) that each Holder electing to tender a Senior Exchangeable Redeemable Preferred Share pursuant to the Offer to Purchase will be required to surrender such Senior Exchangeable Redeemable Preferred Share at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Senior Exchangeable Redeemable Preferred Share being, if the Corporation or the Transfer Agent so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Transfer Agent duly executed by, the Holder thereof or his attorney duly authorized in writing);

                            (i) that Holders will be entitled to withdraw all or any portion of Senior Exchangeable Redeemable Preferred Shares tendered if the Corporation (or its paying agent) receives not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of the Senior Exchangeable Redeemable Preferred Shares the Holder tendered, the certificate number(s) of the Senior Exchangeable Redeemable Preferred Shares the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

                            (j) that the Corporation shall purchase all Senior Exchangeable Redeemable Preferred Shares tendered;

                            (k) that in the case of any Holder whose Senior Exchangeable Redeemable Preferred Shares is purchased only in part, the Corporation shall issue and deliver to the Holder of such Senior Exchangeable Redeemable Preferred Share without service charge, a new Senior Exchangeable Redeemable Preferred Share or Senior Exchangeable Redeemable Preferred Share as requested by such Holder; and

                            (l) the CUSIP number or numbers of the Senior Exchangeable Redeemable Preferred Shares offered to be purchased by the Corporation pursuant to the Offer to Purchase. Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase. "Officers' Certificate" means a



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

                                   certificate signed by (i) the Chief Executive Officer, President, an Executive Vice President or a Vice President, and (ii) the Treasurer, Assistant Treasurer, Secretary or an Assistant Secretary, of the Corporation and delivered to the Transfer Agent and containing the following:

                                   (a) a statement that each individual signing such certificate has read such covenant or condition and the definitions herein relating thereto;

                                   (b)  a brief statement as to the nature and
                                        scope of the examination or
                                        investigation upon which the statements
                                        or opinions contained in such
                                        certificate or opinion are based;

                                   (c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                                   (d)  a statement as to whether, in the
                                        opinion of each such individual, such
                                        condition or covenant has been complied
                                        with. "Opinion of Counsel" means a
                                        written opinion of legal counsel, who
                                        may be counsel for the Corporation and
                                        containing the following statements:

                                        (a)  a statement that such counsel has
                                             read such covenant or condition and
                                             the definitions herein relating
                                             thereto;

                                        (b)  a brief statement as to the nature
                                             and scope of the examination or
                                             investigation upon which the
                                             statements or opinions contained in
                                             such certificate or opinion are
                                             based;

                                        (c)  a statement that, in the opinion of
                                             each such individual, he has made
                                             such examination or investigation
                                             as is necessary to enable him to
                                             express an informed opinion as to
                                             whether or not such covenant or
                                             condition has been complied with;
                                             and

                                        (d)  a statement as to whether, in the
                                             opinion of each such individual,
                                             such condition or covenant has been
                                             complied with. "Original Shares"
                                             means

                                        Senior Exchangeable Redeemable Preferred
                                        Shares that are not Exchange Shares.

                            "Parity Shares" shall have the meaning ascribed to it in paragraph (b) hereof.

                            "Payment Date" shall have the meaning ascribed to it in the definition of Offer to Purchase.

                            "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

                            "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

                            "Predecessor Share" of any particular Senior
                            Exchangeable Redeemable Preferred Share means every previous Senior Exchangeable Redeemable Preferred Share issued before, and evidencing all or a portion of the same interest as that evidenced by, such particular Senior Exchangeable Redeemable Preferred Share; and, for the purposes of this definition, any Senior Exchangeable Redeemable Preferred Share issued and delivered in exchange for or in lieu of a mutilated, destroyed, lost or stolen Senior Exchangeable Redeemable Preferred Share shall be deemed to evidence the same interest as the mutilated, destroyed, lost or stolen Senior Exchangeable Redeemable Preferred Share.

                            "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

                            "Public Equity Offering" means a underwritten public offering of common stock, par value $.02 per share, of the Corporation pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

                            "Purchase Money Debt" means (i) Acquired Debt Incurred in connection with the acquisition of Telecommunications Assets and (ii) Debt of the Corporation or of any Restricted Subsidiary of the Corporation (including, without limitation, Debt represented by Capital Lease Obligations, Vendor Financing Facilities, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Corporation or any Restricted Subsidiary of the Corporation or any Joint Venture of any Telecommunications Assets of the Corporation, any Restricted Subsidiary of the Corporation or any Joint Venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

                            "Qualified Junior Shares" shall mean Junior Shares that do not constitute Disqualified Stock.

                            "Qualifying Event" means a Public Equity Offering or one or more Strategic Equity Investments which in either case results in aggregate net proceeds to the Corporation of not less than $75 million.

                            "Quarterly Dividend Period" shall mean the quarterly period commencing on each February 1, May 1, August 1 and November 1 and ending on the next succeeding Dividend Payment Date, respectively.

                            "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services.

                            "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

                            "Redemption Date", with respect to any Senior Exchangeable Redeemable Preferred Shares, means the date on which such Senior Exchangeable Redeemable Preferred Shares are redeemed by the Corporation.

                            "Redemption Notice" shall have the meaning ascribed to it in paragraph (e) hereof.

                            "Restricted Subsidiary" of the Corporation means any Subsidiary, whether existing on or after the date of this Certificate of Designations, unless such Subsidiary is an Unrestricted Subsidiary.

                            "Registration Rights Agreement" means that certain Preferred Exchange and Registration Rights Agreement, dated as of January 31, 1997, by and between the Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Toronto Dominion Securities (USA) Inc.

                            "Senior Exchangeable Redeemable Preferred Shares" shall have the meaning ascribed to it in paragraph
                            (a) hereof.

                            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                            "Senior Shares" shall have the meaning ascribed to it in paragraph (b) hereof.

                            "Strategic Equity Investment" means an investment in Qualified Junior Shares made by a Strategic Investor in an aggregate amount of not less than $25 million.

                            "Strategic Investor" means a Person engaged in one or more Telecommunications Businesses (which need not be such Person's primary business) that has, or 80% or more of the Voting Stock of which is owned, directly or indirectly, by a Person that has, an equity market capitalization or net worth, at the time of its initial investment in the Corporation, in excess of $2.0 billion.

                            "Subordinated Debt" means Debt of the Corporation as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Exchange Notes, or the Existing Notes if the Exchange Notes have not yet been issued, to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Exchange Notes or Existing Notes, as applicable, exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the Exchange Notes or the Existing Notes, as applicable, upon notice by 25% or more in principal amount of the Exchange Notes or the Existing Notes, as applicable, to the relevant trustee, the relevant trustee shall have the right to give notice to the Corporation and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice or for the period until such default has been cured or waived or ceased to exist and any acceleration of the Exchange Notes or the Existing Notes, as applicable, has been rescinded or annulled, whichever period is shorter (which Debt may provide
                            (A) no new period of payment blockage may be commenced by a payment blockage notice unless and until 360 days have elapsed since the effectiveness of the immediately prior notice, (B) no nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to such holders (or such agents or trustees) shall be, or be made, the basis for a subsequent payment blockage notice and (C) failure of the Corporation to make payment on such Debt when due or within any applicable grace period, whether or not on account of such payment blockage provisions, shall constitute an event of default thereunder); and
                            (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Corporation (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity (as defined in the Existing Indenture) of the Exchange Notes or the Existing Notes, as applicable, or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Corporation) of such other Debt at the option of the holder thereof prior to the final Stated Maturity (as defined in the Existing Indenture) of the Exchange Notes or the Existing Notes, as applicable, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Corporation) which is conditioned upon a change of control of the Corporation pursuant to provisions substantially similar to those contained in paragraph (h) hereof (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Corporation's repurchase of the Exchange Notes or the Existing Notes, as applicable, required to be repurchased by the Corporation pursuant to the provisions of
                            Section 1016 of the Existing Indenture or Section 1016 of the Indenture, as applicable.

                            "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

                            "Successor Share" of any particular Senior
                            Exchangeable Redeemable Preferred Share means every Senior Exchangeable Redeemable Preferred

                            Share issued after, and evidencing all or a portion of the same interest as that evidenced by, such particular Senior Exchangeable Redeemable Preferred Share; and, for the purposes of this definition, any Senior Exchangeable Redeemable Preferred Share issued and delivered in exchange for or in lieu of a mutilated, destroyed, lost or stolen Senior Exchangeable Redeemable Preferred Share shall be deemed to evidence the same interest as the mutilated, destroyed, lost or stolen Senior Exchangeable Redeemable Preferred Share.

                            "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

                            "Telecommunications Business" means the business of
                            (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunication Business or
                            (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above and shall, in any event, include all businesses in which the Corporation or any of its Subsidiaries are engaged on the Issue Date; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Corporation, which determination shall be conclusive.

                            "Transfer Agent" means the transfer agent for the Senior Exchangeable Redeemable Preferred Shares designated by the Corporation from time to time.

                            "Unrestricted Subsidiary" means (1) any Subsidiary of the Corporation designated as such by the Board of Directors as set forth below where (a) neither the Corporation nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Corporation and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary to be an

                            Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Corporation which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Corporation could incur at least $1.00 of additional Debt pursuant to paragraph (l)(i) hereof. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation, the Corporation could incur at least $1.00 of additional Debt pursuant to the paragraph (l)(i) hereof.

                            "Vendor Financing Facility" means any agreements between the Corporation or a Restricted Subsidiary of the Corporation and one or more vendors or lessors of equipment to the Corporation or any of its Restricted Subsidiaries (or any affiliate of any such vendor or lessor) providing financing for the acquisition by the Corporation or any such Restricted Subsidiary of equipment from any such vendor or lessor.

                            "Vice President", when used with respect to the Corporation means any vice president, whether or not designated by a number or a word or words added before or after the title "vice president". "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

                            "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph (f)(iv) hereof.

                            "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

         (n)      Restrictions on Transfer.

                            (i) Each Original Share shall contain a legend substantially to the following effect until the Resale Restriction Termination Date (as defined below) unless the Corporation determines otherwise:

                                   THESE SECURITIES HAVE NOT BEEN REGISTERED
                                   UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                                   (THE "SECURITIES ACT"), OR ANY STATE
                                   SECURITIES LAWS. NEITHER THIS SECURITY NOR
                                   ANY INTEREST OR PARTICIPATION HEREIN MAY BE
                                   REOFFERED, SOLD, ASSIGNED, TRANSFERRED,
                                   PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF
                                   IN THE ABSENCE OF SUCH REGISTRATION OR
                                   UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR
                                   NOT SUBJECT TO, REGISTRATION AND SUBJECT TO
                                   COMPLIANCE WITH OTHER APPLICABLE LAWS. THE
                                   HOLDER OF THIS SECURITY BY ITS ACCEPTANCE
                                   HEREOF AGREES TO OFFER, SELL OR OTHERWISE
                                   TRANSFER SUCH SECURITY, PRIOR TO THE DATE
                                   WHICH IS THREE YEARS AFTER THE LATER OF THE
                                   ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE
                                   ON WHICH THE CORPORATION OR ANY AFFILIATE OF
                                   THE CORPORATION WAS THE OWNER OF THIS
                                   SECURITY (OR ANY PREDECESSOR OF THIS
                                   SECURITY) (THE "RESALE RESTRICTION
                                   TERMINATION DATE"), ONLY (A) TO THE
                                   CORPORATION; (B) PURSUANT TO A REGISTRATION
                                   STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE
                                   UNDER THE SECURITIES ACT, (C) FOR SO LONG AS
                                   THESE SECURITIES ARE ELIGIBLE FOR RESALE
                                   PURSUANT TO RULE 144A UNDER THE SECURITIES
                                   ACT ("RULE 144A"), TO A PERSON IT REASONABLY
                                   BELIEVES IS A "QUALIFIED INSTITUTIONAL
                                   BUYER" AS DEFINED IN RULE 144A THAT
                                   PURCHASES FOR ITS OWN ACCOUNT OR FOR THE
                                   ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER
                                   TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS
                                   BEING MADE IN RELIANCE ON RULE 144A, (D)
                                   PURSUANT TO AN EXEMPTION FROM REGISTRATION
                                   UNDER THE SECURITIES ACT PROVIDED BY RULE
                                   144, (E) PURSUANT TO OFFERS AND SALES TO
                                   NON-U.S. PERSONS THAT OCCUR OUTSIDE THE
                                   UNITED STATES WITHIN THE MEANING OF
                                   REGULATION S UNDER THE SECURITIES ACT OR (F)
                                   IN THE CASE OF EITHER ANY INITIAL INVESTOR
                                   THAT IS A QUALIFIED INSTITUTIONAL BUYER OR
                                   ANY SUBSEQUENT INVESTOR, TO AN INSTITUTIONAL
                                   "ACCREDITED INVESTOR" WITHIN THE MEANING OF
                                   SUBPARAGRAPH (a)(1), (2), (3) or (7) OF RULE
                                   501 UNDER THE SECURITIES ACT PURSUANT TO AN
                                   EXEMPTION FROM REGISTRATION UNDER THE
                                   SECURITIES ACT (IF AVAILABLE), AND OTHERWISE
                                   IN COMPLIANCE WITH OTHER APPLICABLE LAWS,
                                   SUBJECT TO THE CORPORATION'S AND THE
                                   TRANSFER AGENT AND

                                   REGISTRAR'S RIGHT PRIOR TO ANY SUCH OFFER,
                                   SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D),
                                   (E) OR (F) TO REQUIRE THE DELIVERY OF A
                                   TRANSFER CERTIFICATE AND IN THE CASE OF
                                   CLAUSE (F) AN OPINION OF COUNSEL OR OTHER
                                   INFORMATION SATISFACTORY TO EACH OF THEM. THE LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

                  (ii) If prior to the Resale Restriction Termination Date (or such shorter period as may be prescribed by Rule 144(k) under the Securities Act (or any successor thereto)) a Holder of Original Shares that acquired Senior Exchangeable Redeemable Preferred Shares from an Initial Purchaser in a sale that was not made in reliance upon Rule 144A under the Securities Act wishes to transfer such Original Shares, such transfer may be effected only upon receipt by the Corporation or the Transfer Agent of a certificate substantially in the form of Exhibit A hereto duly executed by such Holder or his attorney duly authorized in writing.

                  IN WITNESS WHEREOF, said NM Acquisition Corp. has caused this Certificate of Designation to be signed by _______________, its Vice President, this __ day of JUNE, 2000.



                                   NM ACQUISITION CORP.


                                   By: /s/
                                       ----------------------------
                                       Name:  Gary D. Begeman
                                       Title:  Vice President